Exhibit 99.1

Helix BioMedix Conducts Initial Closing of Equity Financing

Bothell, Washington – February 28, 2005 — Helix BioMedix (HXBM.OB) today announced that the Company has closed the initial round of a private equity financing pursuant to which it raised $2,322,750 of gross proceeds. Proceeds from the financing will be for working capital purposes and to further fund the development of Helix’s proprietary peptides. For this closing, the Company issued 1,548,500 shares of its $0.001 par value common stock and warrants to purchase up to 125,000 shares of its $0.001 par value common stock. The warrants have a 5-year term and a per share purchase price of $1.50.

“We are grateful for the continued support of our investors and the confidence they have shown in our business strategy,” commented R. Stephen Beatty, President and CEO. “In recent months we have made significant progress in both our consumer and pharmaceutical development programs. Our proprietary peptides are being tested for a variety of cosmetic and consumer good applications including anti-wrinkle and anti-acne and we are working to bring these value-added product candidates to market. In addition, we recently announced a research collaboration with Smith & Nephew, a world leader in advanced wound management, to help further our development for HB50, a topical anti-infective for the pharmaceutical market. The funds raised will help us to take advantage of these exciting opportunities.”

About Helix BioMedix

Helix BioMedix, Inc. is an early-stage biotechnology company that has a portfolio of issued patents that covers six distinct classes of peptides, covering over 100,000 unique peptide sequences. The company’s mission is to become the industry leader in developing and commercializing small proteins known as bioactive peptides. The antimicrobial and wound healing properties of these peptides qualify them for inclusion in a wide range of both pharmaceutical and consumer products. The company is currently focused on the development of selected peptides as topical anti-infectives and in wound healing. Non-pharmaceutical applications being pursued by Helix BioMedix include adjuvants for cosmetics/cosmeceuticals, personal care, plant health, animal health and wide-spectrum biocides. More information about the company and its proprietary peptides can be found on the company’s website at www.helixbiomedix.com.

Important Notice

Certain matters discussed in this release constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the opinions of management as of the date of this release and are subject to risks and uncertainties that could cause actual results to differ materially from any future results or achievements implied by such statements. Factors that might cause such differences include, but are not limited to, risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, competitive offerings, the company’s ability to obtain the necessary capital resources, the company’s overall business strategy and other factors. Reference should be made to Helix BioMedix’s public disclosure documents including Form 10-QSB filed for the third quarter of 2004 and on file with the Securities and Exchange Commission.

###

Contact:

Helix BioMedix, Inc.
David Kirske, 425-402-8400
dkirske@helixbiomedix.com
or
Investor Relations:
Cameron Associates
Alison Ziegler, 212-554-5469
alison@cameronassoc.com